EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal Year 2012 Year-End and 4th Quarter Results

Company Sets Records for Annual Revenues and Operating Income

FY 2012 Revenues:	$37,474,000, up 6% from fiscal year 2011
FY 2012 Gross Profit:	$15,286,000, up 4% from fiscal year 2011
FY 2012 Operating Income:	$4,275,000, up 15% from fiscal year 2011
FY 2012 Net Income:	$7,701,000, up 25 % from fiscal year 2011
FY 2012 Net Income per Share:	$0.60 per diluted share

Balance Sheet: $19,357,000 in cash and investments at September 30, 2012 and no debt.

MINNEAPOLIS, Nov. 8, 2012 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its fiscal year 2012 and the fourth quarter of fiscal year 2012, which ended September 30, 2012.

Year to Date Performance

Revenue for fiscal year 2012 was $37,474,000 in comparison to $35,193,000 for fiscal 2011, an increase of 6%. Gross profit was $15,286,000 for fiscal 2012, in comparison to $14,658,000 for fiscal 2011, an increase of 4%. Gross margin for fiscal 2012 was 40.8% in comparison to 41.7% in fiscal 2011. Operating expenses were $11,011,000 for fiscal 2012, in comparison to $10,942,000 in fiscal 2011, relatively unchanged between periods. Operating income was $4,275,000, up $559,000, or approximately 15%, from fiscal year 2011 in which $3,716,000 was recorded. Net income was $7,701,000 or $0.60 per diluted share for fiscal 2012, compared to $6,167,000 or $0.48 per diluted share in fiscal year 2011, an increase of 25%. The reversal of a portion of the valuation allowance associated with the Company's deferred tax assets, consisting primarily of net operating loss carry forwards, added approximately $3,518,000 in non-cash income tax benefit to net income for fiscal 2012, as compared to a non-cash benefit of $2,482,000 for a similar reversal of a portion of the valuation allowance in fiscal 2011. Earnings per share before taxes were $0.33 per diluted share for fiscal year 2012, compared to $0.29 per diluted share for fiscal 2011.

4th Quarter Performance

Revenue for the fourth quarter 2012 was $10,403,000 in comparison to revenue of $10,702,000 for the fourth quarter 2011, a decrease of 3%. Gross profit was $4,215,000 for the fourth quarter of 2012, in comparison to $4,480,000 for the fourth quarter of 2011, a decrease of approximately 6%. Gross margin for the fourth quarter 2012 was 40.5%, versus 41.9% in the fourth quarter of fiscal 2011. Operating expenses were $2,891,000 for the fourth quarter 2012, in comparison to $3,082,000 for the fourth quarter of 2011, a decrease of approximately 6%. Operating income was $1,324,000, a decrease of $73,000, or 5%, from $1,397,000 recorded in the fourth quarter of 2011. Net income was $4,828,000 for the fourth quarter 2012, compared to net income of $3,856,000 in the fourth quarter 2011, an increase of 25%. The reversal of a portion of the valuation allowance associated with the Company's deferred tax assets mentioned above added approximately $3,518,000 in non-cash income tax benefit to net income for the fourth quarter of fiscal 2012, as compared to a non-cash benefit of $2,482,000 for a similar reversal of a portion of the valuation allowance in the fourth quarter of fiscal 2011. Earnings per share before taxes were $0.10 per diluted share for fiscal year 2012, compared to $0.11 per diluted share for fiscal 2011.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of September 30, 2012 totaled $2,647,000 in comparison to $2,806,000 as of June 30, 2012, reflecting a decrease of $159,000, or 6%. Cash and investments at September 30, 2012 totaled $19,357,000.  The Company has no long-term debt.

Reversal of Deferred Tax Valuation Allowance

During the fourth quarter of fiscal year 2012, Clearfield reversed a substantial portion of the remaining valuation allowance of the deferred tax assets in the amount of $3,518,000, which contributed $0.28 per diluted share.  The reduction in the valuation allowance resulted in the recognition of a non-cash income tax benefit that was $3,479,000 in the fourth quarter of 2012. The reversal of the valuation allowance followed an evaluation of our historical net operating losses and our more recent history of consecutive quarters of profitability.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Fiscal year 2012 represents our fifth consecutive year of profitability at Clearfield. This year's record revenue and operating income performance reflects the Company's ongoing commitment to establishing a strong foundation upon which to build our continued growth," comments Cheryl Beranek, president and CEO of Clearfield. "While many in the industry are reporting reductions in sales revenues during the past year due to economic uncertainty and Federal regulatory changes, Clearfield continues to expand its base of clientele, markets and product mix.

"It is with great pride that we are able to record the near-full reversal of the valuation allowance against our deferred tax assets. Clearfield's demonstrated profitability in the past five years is a direct result of the successful execution of our strategic operating plan. Our confidence in the sustainability of our future profitability is reflected in this decision. Shareholders should note that the company will continue to benefit from our deferred tax asset and will not incur a use of cash for a substantial portion of our tax expense. Moving forward, in addition to revenue, a comparison of operating income and earnings per share before tax will provide the best measure to review quarter-over-quarter and year-over-year results.

"We are continuing to significantly invest in ongoing market and product development. Over the past six months, the Company has booked more than $500,000 in revenue in markets outside of the United States. Much of this revenue is associated with pilot FTTH projects in the Caribbean and Latin American markets that are expected to mature into larger scale deployments in upcoming quarters. Recent announcements of Clearview Blue and the FieldSmart FxHD are introducing the company to an emerging requirement for even higher density in data centers and central offices. Moreover, the Company continues to evaluate its supply chain and is investing in products and programs that will further enhance the strength of our core supply partner community."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carry forwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2011 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2012	2011	2012	2011

Revenues	$ 10,402,913	$ 10,701,634	$ 37,473,966	$ 35,192,532

Cost of sales	6,187,674	6,221,719	22,188,245	20,534,174

Gross profit	4,215,239	4,479,915	15,285,721	14,658,358

Operating expenses
Selling, general and administrative	2,891,098	3,082,495	11,010,840	10,942,149
Income from operations	1,324,141	1,397,420	4,274,881	3,716,209

Other income
Interest income	24,591	26,530	102,014	109,595
Other income	--	--	--	25,500
	24,591	26,530	102,014	135,095
Income before income taxes	1,348,732	1,423,950	4,376,895	3,851,304

Income tax benefit	(3,478,976)	(2,432,021)	(3,324,299)	(2,316,142)

Net income	$ 4,827,708	$ 3,855,971	$ 7,701,194	$ 6,167,446

Net income per share:
Basic	$0.39	$0.32	$0.62	$0.51
Diluted	$0.37	$0.30	$0.60	$0.48

Weighted average shares outstanding:
Basic	12,465,774	12,181,093	12,371,371	12,085,491
Diluted	12,978,835	12,787,085	12,790,168	12,749,933

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED
	September 30, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$ 5,678,143	$ 11,281,027
Short-term investments	9,107,000	1,849,000
Accounts receivable, net	3,022,636	3,228,864
Inventories	2,971,614	2,757,151
Other current assets	1,965,204	1,164,243
Total current assets	22,744,597	20,280,285

Property, plant and equipment, net	1,107,468	986,031

Other Assets
Long-term investments	4,572,000	2,707,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	6,498,250	3,558,797
Other	247,512	199,467
Total other assets	13,888,273	9,035,775
Total Assets	$ 37,740,338	$ 30,302,091

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,492,294	1,439,611
Accrued compensation	1,470,232	2,465,132
Accrued expenses	54,268	106,383
Total current liabilities	3,016,794	4,011,126
Commitment and contingencies	--	--
Deferred rent	37,643	61,794
Total Liabilities	3,054,437	4,072,920

Shareholders' Equity
Common stock	124,711	122,707
Additional paid-in capital	54,155,670	53,402,138
Accumulated deficit	(19,594,480)	(27,295,674)
Total Shareholders' Equity	34,685,901	26,229,171
Total Liabilities and Shareholders' Equity	$ 37,740,338	$ 30,302,091
CONTACT: Clearfield, Inc. Contact Information:
         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866